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                                                                   EXHIBIT 10.40


                                                              Thomas D. O'Malley
                                              Chairman & Chief Executive Officer
 [LOGO]                                       1700 East Putnam Avenue, Suite 500
                                                        Old Greenwich, CT  06870
                                                   telephone: (001) 203.698.7501
                                                   facsimile: (001) 203.637-4866

October 28, 2002

[Employee Name]
[Address]

Dear [Employee Name]:

On April 2, 2002 the Board of Directors approved the Premcor Senior Executive Retirement Plan (the "SERP"). On [Date] you executed an employment agreement with the Company which provided that you would participate in the SERP.

Since adoption of the SERP, market conditions have deteriorated and the Company must preserve cash in order to ensure its viability. As a result, the Board of Directors has indefinitely suspended the SERP. During this suspension, no benefits will be accrued, but service time will count toward vesting of any benefit that may be earned in the future. No benefit will be earned, unless and until the SERP is reactivated.

If and when the financial condition of the company improves, the Board will consider reactivation of the SERP, but there is no assurance that the SERP will be reactivated.

During the period of this suspension and upon your acceptance as indicated below, the Company will provide for continuation of your group term life insurance and healthcare benefits for a period of three years in lieu of benefits formerly available under the SERP in the event your employment is terminated by the Company other than for Cause, by your resignation for Good Reason, by your termination due to disability or death or by the Company's election not to extend the Employment Term. If your employment is terminated by the Company for Cause, you resign without Good Reason or you elect not to extend the Employment Term, you will not be eligible for these benefits.

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Your acceptance of this letter shall serve as your consent to the suspension of the SERP and to the provision of continued life insurance and healthcare benefits in lieu of the benefits provided in the SERP. This letter shall also serve as a waiver by you of the suspension of the SERP as a purported breach of your employment agreement.

Please execute one copy of this letter and return it to James R. Voss, Senior Vice President and Chief Administrative Officer.

Sincerely,


/s/ THOMAS D. O'MALLEY
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Thomas D. O'Malley

Agreed and Accepted:


                                          Date:
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[Name]